UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2007

________________________

Symmetry Holdings Inc.

(Exact name of registrant as specified in charter)

Delaware	9995	20-4790836
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

28 West 44th Street, 16th Floor New York, NY 10036 (T) 646-429-1505 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
(	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Item 3.02. Unregistered Sales of Equity Securities

On June 21, 2007, Symmetry Holdings Inc. (“Symmetry”) and its wholly-owned indirect subsidiary 632422 N.B. LTD. (“Acquisitionco”), a corporation existing under the laws of the Province of New Brunswick, entered into an Arrangement Agreement with Novamerican Steel Inc. (“Novamerican”), a corporation existing under the laws of Canada, to acquire all of the outstanding common shares of Novamerican by way of a court-approved statutory plan of arrangement under the Canada Business Corporations Act (the “Acquisition”). Following completion of the Acquisition, Novamerican will be a wholly-owned indirect subsidiary of Symmetry.

For other information regarding the Acquisition, see the press release attached hereto and incorporated herein by reference. The Acquisition is expected to be consummated in the second half of 2007 (such time, the “Closing”), subject to obtaining the required approval of Symmetry’s stockholders and Novamerican’s stockholders and the satisfaction of other conditions, as discussed in greater detail in the Arrangement Agreement.

The Lock-Up Agreement

On June 21, 2007, D. Bryan Jones and Scott Jones, Novamerican’s CEO and President, respectively, entered into a Lock-up Agreement, whereby they agreed to irrevocably support and vote all of their common shares of Novamerican, representing approximately 67.5% of the shares outstanding, in favor of the Acquisition. Each of Messrs. Jones has agreed during the term of the Lock-Up Agreement to: (a) publicly support the Arrangement, (b) vote or cause to be voted in favor of the Acquisition all of the Novamerican shares beneficially owned or controlled by him, (c) vote his Novamerican shares against any Acquisition Proposal (as defined in the Arrangement Agreement) or any proposed action which may adversely affect the Acquisition, not deposit his Novamerican shares to any Acquisition Proposal, and not otherwise support any Acquisition Proposal in any manner whatsoever, and (d) not exercise any rights of dissent or appraisal in connection with the Acquisition.

The Lock-up Agreement continues through November 30, 2007. If the Acquisition has not been consummated by November 30, 2007 as a result of a delay in the Securities and Exchange Commission review of Symmetry’s proxy statement, Symmetry may extend the Lock-up Agreement from November 30, 2007 to January 31, 2008 and Novamerican may extend the Lock-up Agreement from November 30, 2007 to December 31, 2007.

The Arrangement Agreement

Under the terms of the Arrangement Agreement, at the Closing, the Novamerican stockholders will receive $56.00 in cash per share ($585.2 million in cash in the aggregate) for all of the outstanding common shares of Novamerican. The per share consideration represents a 19% premium over the volume-weighted average price of $47.03 for the 20 trading days prior to the execution of the Arrangement Agreement. Novamerican has also determined to pay, at the Closing, a special dividend to the Novamerican stockholders on a pro rata basis equal to the lesser of (a) the amount by which the cash of Novamerican at Closing exceeds $80 million, and (b) the amount by which the sum of cash and inventory at Novamerican at Closing exceeds $225 million. Payment of the special dividend is contingent on, among other things, Novamerican having more than $80 million of cash and $135 million in inventory at Closing.

Representations and Warranties

The Arrangement Agreement contains customary representations and warranties of Novamerican relating to, among other things, organization; capitalization; authority and no violation; takeover statutes; consents and approvals; compliance with laws, licenses and product authorizations; no default; public filings; financial statements; disclosure controls and procedures; compliance; reporting issuer status; United States securities laws; liabilities and indebtedness; no brokers; books and records; absence of certain changes or events; litigation; employment matters; tax matters; related party transactions; real property; licenses; environmental; insurance; material contracts; non-compliance; relationships with customers, suppliers, distributors and sales representatives; product recalls; trade relations; intellectual property; pension and employee benefits; information supplied for the Symmetry proxy statement; information contained in the Novamerican circular; Investment Canada Act; and

Foreign Corrupt Practices Act. In addition, the Arrangement Agreement contains customary representations and warranties of Symmetry and Acquisitionco relating to organization; authority and no violation; and financing arrangements.

The representations and warranties of the parties are, in certain cases, subject to specified exceptions and qualifications as set out in the Arrangement Agreement or, in the case of Novamerican, in the disclosure letter delivered by Novamerican in connection therewith. Some of the representations and warranties are qualified by the absence of a Material Adverse Effect (as defined in the Arrangement Agreement). In addition, some of the representations and warranties are qualified by the knowledge of the party providing the representation and warranty.

Covenants of Novamerican, Symmetry and Acquisitionco

Novamerican has given, in favor of Symmetry and Acquisitionco, usual and customary covenants for an agreement of this nature, including a covenant to carry on business in the ordinary course consistent with past practice in all material respects, and covenants to undertake or not to undertake certain enumerated actions relating to or in connection with its business or the Acquisition, including covenants to (a) perform all obligations required to be performed by Novamerican under the Acquisition and co-operate with Symmetry and Acquisitionco in order to consummate the Acquisition as soon as reasonably practicable, (b) apply for and use commercially reasonable efforts to obtain all regulatory approvals relating to the Company, and (c) convene and hold the Novamerican shareholders meeting to approve the Acquisition on or before five business days following the Symmetry stockholders meeting to approve the Acquisition.

Novamerican has also covenanted under the Arrangement Agreement to provide, and to use its commercially reasonable efforts to cause its officers, employees, representatives and advisors to provide all cooperation reasonably requested by Symmetry and Acquisitionco in connection with the financing of the Acquisition by Symmetry. This includes using commercially reasonable efforts to cause officers and employees of Novamerican to be available to meet with prospective lenders and investors and to assist in the preparation of necessary disclosure documents regarding Symmetry's financing of the Acquisition.

Symmetry and Acquisitionco have given, in favor of Novamerican, usual and customary covenants for an agreement of this nature, including covenants to (a) perform all obligations required to be performed by them under the Acquisition and co-operate with Novamerican in order to consummate the Acquisition as soon as reasonably practicable, (b) apply for and use commercially reasonable efforts to obtain all regulatory approvals relating to Symmetry and Acquisitionco, (c) use commercially reasonable efforts to obtain the requisite approvals of the Symmetry stockholders to approve the Acquisition, and (d) use all commercially reasonable efforts to obtain and effectuate the financing of the Acquisition described below.

Conditions of Closing

The completion of the Acquisition and the other transactions contemplated by the Arrangement Agreement are subject to various regulatory requirements and approvals, including the approval of the Plan of Arrangement by the Superior Court of Québec, the approval of the stockholders of Novamerican holding at least 66?% of votes cast at the special meeting of stockholders of Novamerican, approval by the Minister of Industry of the Acquisition pursuant to the Investment Canada Act (Canada), approval under the Competition Act (Canada) and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In addition to the approvals and regulatory matters discussed above, the Arrangement Agreement sets forth a number of other conditions to the obligations of each party to complete the acquisition, including the accuracy of the other party’s representations and warranties in the arrangement agreement, the compliance by the other party with their covenants and obligations under the Arrangement Agreement, the absence of a Material Adverse Effect with respect to Novamerican (as defined in the Arrangement Agreement) and the delivery of certain ancillary agreements.

Ancillary Transactions and Minimum Cash Amount

The Arrangement Agreement requires Novamerican to have certain minimum cash and inventory levels at the Closing, and provides for the sale of certain assets from Novamerican to its principal stockholders for total consideration of approximately $15 million, representing the fair market value of such assets based on independent appraisals obtained by Novamerican. The sale of assets by Novamerican is required in order to ensure that Novamerican meets its minimum cash level condition at closing. Novamerican also agreed to a sale-leaseback arrangement with its principal stockholders for its head office building in LaSalle, Quebec, under which Novamerican will receive approximately $12.1 million for the sale of the building and will enter into a lease agreement based on market rates. The commercial terms of these transactions are based on appraisals made by third party independent valuators and were reviewed by the Special Committee of the board of directors of Novamerican.

Non-Solicitation Covenant

The Arrangement Agreement provides for, among other things, a non-solicitation covenant on the part of Novamerican, subject to customary “fiduciary out” provisions that entitle Novamerican to consider and accept a superior proposal; a right in favor of Symmetry to match any superior proposal; and the payment of a termination fee to Symmetry and a reverse termination fee to Novamerican in certain circumstances as described below.

In addition, in the event that Novamerican terminates the Arrangement Agreement to accept a superior proposal and Symmetry concludes that it is necessary or desirable to proceed with another form of transaction (such as a take-over bid or amalgamation) whereby Symmetry or any affiliate would acquire the common shares held by D. Bryan Jones and Scott Jones resulting in them obtaining the same cash consideration for their shares, under the Lock-Up Agreement, Messrs. Jones and Jones have agreed to support the completion of such alternative transaction in the same manner as the Acquisition and to not take any actions to impede, delay or compromise the successful completion of the alternative transaction.

Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the completion of the Acquisition, whether before or after receipt of stockholder approval, by mutual written consent of Symmetry and Novamerican or by either party if the Acquisition is not completed by November 30, 2007 (subject to extension to January 31, 2008 under certain circumstances). In addition, either Symmetry or Novamerican may terminate the Arrangement Agreement if the other party has breached any of its covenants or representations and warranties in any material respect. If permitted under applicable law, either Symmetry or Novamerican may waive conditions for their own respective benefit and consummate the Acquisition, even though one or more of these conditions have not been met.

Break Fee, Reverse Break Fee and Expense Reimbursement

If any of the parties terminates the Arrangement Agreement because the Symmetry stockholders do not approve the Acquisition, or if Novamerican terminates the Arrangement Agreement because Symmetry or Acquisitionco have breached any of their covenants or any of their representations and warranties in any material respect, then Symmetry must immediately pay to Novamerican $1,250,000, and pay a further amount of $3,750,000 upon distribution of, and from, the funds on deposit in its trust account as promptly as practicable as part of (a) the dissolution and liquidation of Symmetry, or (b) the release of funds in the Symmetry trust account upon Symmetry’s consummation of its initial business combination, in each case in accordance with its amended and restated certificate of incorporation and all applicable Laws.

If Symmetry or Acquisitionco terminate the Arrangement Agreement (a) because (i)the Novamerican board of directors fails to recommend or withdraws, modifies or changes in a manner adverse to Symmetry and Acquisitionco its approval or recommendation of the Arrangement Agreement, the Acquisition or the shareholders resolution approving the Acquisition, (ii) the Novamerican board of directors approves or recommends any Acquisition Proposal, or (iii) an Acquisition Proposal shall have been publicly made, announced or otherwise disclosed before the Novamerican shareholders meeting and the Novamerican board of directors shall not have sent to Novamerican shareholders a statement re-affirming the recommendation for the Acquisition within 15 days (in the case of a take-over bid) or issued a press release within 15 days disclosing that the Novamerican board of directors reaffirms its recommendation of the Acquisition (in the case of an Acquisition Proposal that is not a take-over bid), or (b) Novamerican terminates the Arrangement Agreement in order to enter into a definitive agreement with respect to a Superior Proposal, then in any such case Novamerican shall immediately pay to Acquisitionco (or as Acquisitionco may otherwise direct) $1,250,000, and, on termination of the Lock-Up Agreement (provided that the Acquisition has not been completed on or before termination of the Lock-Up Agreement), Novamerican shall pay to Acquisitionco (or as Acquisitionco may otherwise direct) $3,750,000.

If Symmetry or Acquisitionco terminate the Arrangement Agreement because the condition as to the minimum cash and inventory amount not having been satisfied, then Novamerican shall pay to Acquisitionco (or as Acquisitionco may otherwise direct) $1,250,000, as payment in full of Symmetry and Acquisitionco's out-of-pocket costs and expenses incurred in connection with the Acquisition.

Additional Agreements

On June 21, 2007, D. Bryan Jones and Scott Jones, Novamerican’s CEO and President, respectively, each entered into a Non-Competition Agreement, whereby, commencing immediately after the Closing, each has agreed not to directly or indirectly own any interest in, operate, manage, control, participate in, consult with, advise, render services for, carry on or engage in any manner in any business, lend money to guarantee the debts or obligations of or permit his name to be used or employed by any person engaged in or concerned with or interested in any business that is the same as or competitive with the business of Novamerican in such territories that Novamerican conducts business. In addition, they have each agreed not to solicit any employee, customer or prospective customer of Novamerican. These restrictions continue through July 1, 2009. Further, each has agreed to make themselves available to Symmetry, from Closing through December 31, 2007, if reasonably requested to perform certain consulting services consisting of the duties and responsibilities they previously fulfilled as executive officers of Novamerican which may be desirable or necessary to transition the business to Symmetry.

In accordance with the Arrangement Agreement, Scott Jones will enter into a three-year transportation and services agreement pursuant to which Chriscott Logistics, Inc., an entity controlled by Mr. Jones, shall continue to offer a subsidiary of Novamerican logistics and transportation services on the same basis as current arrangements and at market competitive rates no less favorable to Novamerican than those Chriscott offers to any other person.

Acquisition Financing

Debt Financing

Symmetry received a loan commitment letter from JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities, Inc. (“JPMorgan”), who have committed to provide financing of $500 million (which may be reduced by an amount by which the amount of Symmetry’s trust funds exceeds certain minimums), consisting of a $175 million senior secured asset based credit facility (the “ABL Facility”), of which a maximum of $71.2 million may be used to fund the Acquisition and related transaction costs, a $325 million senior secured bridge facility (“Bridge Facility”) and an intra-day closing day facility.

Symmetry intends to complete a capital markets transaction whereby an aggregate of $325,000,000 of debt securities (“Senior Notes”) are issued to finance the Acquisition. To the extent that such Senior Notes are not issued prior to the close of the Acquisition, then the Acquisition will be funded under the Bridge Facility. JPMorgan’s commitment to provide the Bridge Facility is reduced by the principal amount of Senior Notes issued on or prior to the closing date of the Acquisition. To the extent the Senior Notes are issued subsequent to the closing of the Acquisition, the aggregate proceeds will be used to refinance the Bridge Facility.

The commitment letter provides for the ABL Facility to be a five-year facility, with a borrowing base at any time equal to: (a) the sum of (i) up to 90% of eligible accounts and (ii) the lesser of (A) up to 70% of the eligible inventory and (B) up to 85% of then net orderly liquidation value of inventory, in each case, subject to certain eligibility reserves; minus (b) the sum of (i) a customary availability block and (ii) usual and customary reserves. US dollar borrowings under the ABL Facility will bear interest at LIBOR, or US base rate, plus an applicable margin, depending upon the excess availability under the ABL Facility. Initially, the applicable margins will be LIBOR plus

1.50% or US base rate plus 0.50%. The US base rate is the higher of (i) the prime rate announced by JPMorgan or (ii) the federal fund effective rate plus 0.50%. In the case of Canadian dollar-denominated loans, the interest rate will be the Canadian prime rate plus the applicable margin for base rate loans. For Canadian dollar-denominated bankers acceptances (or BA equivalent loans), the discount rate for the period selected by the borrower plus stamping fees will be equal to the margin for LIBOR based rates.

The commitment letter provides for the senior secured loans under the Bridge Facility mature on the first anniversary of the Closing, but that each lender in respect of any senior secured loan under the Bridge Facility outstanding on the first anniversary of the Closing will have the option to exchange its loans for senior notes issued under an indenture that complies with the Trust Indenture Act of 1940. The maturity of any such loans not so exchanged will automatically be extended to the eighth anniversary of the Closing. Prior to the first anniversary of the Closing, such loans will bear interest at LIBOR plus 4.50%, plus a spread that increases after each three-month period, subject to a cap of 11.50%. Following the first anniversary of the Closing, the extended loans will bear interest at a rate equal to the interest rate borne by the Bridge Facility on the day immediately preceding the first anniversary plus 50 basis points plus a spread that increases after each three-month period , subject to a cap of 11.50%.The Bridge Facility is subject to mandatory redemption with the proceeds from certain asset sales, the issuance of debt securities and the issuance of equity, and subject to repurchase or repayment at the option of the holder upon a change in control. The Bridge Facility may be optionally repaid at any time.

The ABL Facility will be secured by (a) perfected first priority security interests in substantially all the cash, deposit accounts, accounts receivable and inventory of Symmetry and each subsidiary guarantor (the “ABL Collateral”) and (b) perfected second priority security interests in the remaining assets of Symmetry and its subsidiaries, subject to certain limitations with respect to non-US subsidiaries (“Senior Secured Loan Collateral”). The Bridge Facility will have a perfected first priority security interest in the Senior Secured Loan Collateral and will have a perfected second lien security interest in the ABL Collateral, subject in each case to certain limitations.

The debt financing described above will contain representations, warranties and covenants which will restrict, among other things, Symmetry’s ability to sell assets, incur more indebtedness, pay dividends on its common stock, make certain investments or business acquisitions, repurchase or redeem its stock, engage in business mergers or consolidations, and engage in certain transactions with affiliated parties. The ABL Facility will also contain a requirement for Symmetry to maintain a minimum ratio of its EBITDA to its fixed charges when availability under the ABL Facility is less than $20 million.

The initial effectiveness of such debt financing will be subject to (a) the closing of the Acquisition, (b) completion, execution and delivery of satisfactory definitive documentation, (c) receipt by JPMCB of the results of field examinations and inventory appraisals (prepared by a third party appraisal firm) reasonably satisfactory to JPMCB, (d) receipt of solvency opinion, (e) absence of a material adverse change, (f) perfection of security interests and (g) certain other customary conditions.

Equity Financing

To further fund the Acquisition purchase price and related fees and expenses, Symmetry’s Chairman along with certain other stockholders of Symmetry and others have agreed to purchase in a private placement an aggregate of 1,875,000 units of Symmetry for $15 million, or $8.00 per unit, at the time of Closing. Each unit will consist of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable on the later of the consummation of this transaction or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. The purchasers may not transfer any of the securities prior to 2 years after the issue date other than to any estate, family member, family company or partnership or similar related persons.

The equity financing and a portion of the debt financing will be funded at the Closing and the proceeds will be combined with up to approximately $140 million of cash held in trust by Symmetry to pay the Acquisition price and related fees and expenses.

Warrant Private Placement

To further fund the working capital requirements of Symmetry pending the closing of the Acquisition, Symmetry’s Chairman purchased, on June 21, 2007, in a private placement 787,402 warrants of Symmetry for $1,000,000, or $1.27 per warrant, the volume-weighted average price for the 20 trading days prior to the placement. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable on the later of the consummation of this transaction or March 7, 2008 until expiration on June 21, 2011 or earlier upon redemption.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Symmetry, Novamerican, the proposed transaction and their combined business after completion of the proposed transaction. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Symmetry’s and Novamerican’s management, are subject to risks and uncertainties (including those described in Symmetry's and Novamerican's public filings with the Securities and Exchange Commission), which could cause actual results, events and circumstances to differ materially from the forward-looking statements. The following factors, among others, could cause actual results, events and circumstances to differ from those set forth in the forward-looking statements: the failure to obtain any of the approvals described above relating to the Arrangement Agreement and the transactions contemplated thereby; more than 30% of the public stockholders of Symmetry voting against the transaction and validly exercising their conversion rights; the failure to satisfy any of the conditions to closing of the debt financing described above (which conditions consist of: completion of satisfactory definitive documentation; receipt of the results of field examinations and inventory appraisals (prepared by a third party appraisal firm) reasonably satisfactory to JPMorgan Chase Bank, N.A.; receipt of a solvency opinion; absence of material adverse changes affecting Novamerican; and certain other customary conditions); material adverse changes affecting Novamerican or its businesses; changes in generally accepted accounting principles; failure of Novamerican to continue to comply with government regulations; adoption of or changes in legislation or regulatory environments or requirements adversely affecting the Novamerican businesses; changes in the financial stability of major customers of Novamerican or in demand for its products and services; the failure to achieve the benefits anticipated from this transaction; competition; changes in general economic conditions; geopolitical events, and other risks and uncertainties, including those detailed in Symmetry's and Novamerican's filings with the Securities and Exchange Commission, as well as future decisions by the parties. The information set forth herein should be read in light of such risks.

Additional Information and Where to Find It

In connection with the proposed acquisition and required stockholder approval, Symmetry will file with the Securities and Exchange Commission a proxy statement which will be mailed to the stockholders of Symmetry. Symmetry’s stockholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the acquisition of Novamerican and related matters. Stockholders will be able to obtain a copy of the definitive proxy, without charge, by directing a request to: Symmetry Holdings Inc., 28 West 44th Street, 16th Floor, New York, New York 10036. Once filed, investors and security holders will be able to obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Symmetry and its officers and directors may be deemed to be participating in the solicitation of proxies from the Symmetry stockholders in favor of the approval of the proposed acquisition. Information concerning Symmetry’s directors and officers is set forth in the publicly filed documents of Symmetry. Stockholders may obtain more detailed information regarding the direct and indirect interests of Symmetry and its directors and executive officers in the acquisition and related financings by reading the preliminary and definitive proxy statements regarding the proposed acquisition, which will be filed with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits

(d) Exhibit:
Exhibit	Description
99.1	Press release dated June 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMMETRY HOLDINGS INC.

Date: June 27, 2007	By:_____________________________
Name:	Corrado De Gasperis
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated June 21, 2007